EX - 10.22


July 9, 1998



Tony Lima
1281 Oak Knoll Drive
San Jose, California  95129

Dear Tony:

To confirm our conversation, I am pleased to offer you the position of Vice President Worldwide Sales and Service for Molecular Devices. In this position you will report directly to me.

Your base salary will be $14,585 per month ($175,000 per annum) payable semi-monthly on the 15th and last day of each month. In addition, as a member of the management staff, you will be eligible to participate in the 1998 MDC
Executive Bonus Plan (bonus at Plan 40% prorated for time in position). The Company will guarantee you a minimum bonus of $30,000 under the plan for the 1998 plan year, which will be paid in the first quarter of 1999. You will also receive all the employment benefits available to regular full-time employees of Molecular Devices.

You will be eligible to receive 50,000 Incentive Stock Options subject to the approval of the Board of Directors. These options will vest in accordance with the Company's vesting schedule over a period of 5 years, and will be subject to the provisions of the Company's 1995 Stock Option Plan as amended.

Upon your start date, as a condition of employment, you will be required to sign an Employee Confidentiality and Inventions Agreement (copy of agreement attached). Please review this agreement carefully; if you have any questions regarding this agreement, please feel free to call me.

This offer is made contingent upon your ability to provide proof of identification and authorization to work in the United States. Upon employment at Molecular Devices, you will be required to furnish such documentation as described in the enclosed materials.

July 9, 1998
Page two


Additionally, this written offer constitutes all conditions and agreements of Molecular Devices Corporation. Upon acceptance of this offer, please sign, date, indicate your start date, and return this letter and the Application Form to the Human Resources Department. However, if you have not responded to this offer within five (5) days of receipt the offer will be withdrawn.

Tony, Molecular Devices Corporation is facing many exciting challenges as we grow. Your experience and talents will be strong additions to our company. We are looking forward to having you join our team.

         Sincerely,

         MOLECULAR DEVICES CORPORATION

         Joseph D. Keegan//


         Joseph D. Keegan
         President and Chief Executive Officer

Attachments
Accepted:           Tony Lima//
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Date:               July 9, 1998
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Start Date:
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